Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Principal-Protected Notes Based Upon the Levels of Three-Month U.S. Dollar LIBOR and

the SIFMA Municipal Swap Index (formerly known as the BMA Municipal Swap Index)

Due 2037

Final Terms and Conditions

March 16, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Status:	Senior, unsecured

Currency:	United States Dollar (“USD”)

Offering:	Principal-Protected Notes Based Upon the Levels of Three-Month U.S. Dollar LIBOR and the SIFMA Municipal Swap Index (formerly known as the BMA Municipal Swap Index)

Issue Size:	150 Units (Principal Amount of USD 15,000,000)

Trade Date:	March 16, 2007

Issue Date:	March 28, 2007

Maturity Date:	March 28, 2037

Offering Price:	USD 100,000 per Unit

Interest Rate:	Base Interest Rate + Supplemental Rate, if available to be applied, provided that the Interest Rate will not be less than zero and will not exceed the Interest Rate Cap

Base Interest Rate per annum:

Year 1:         9.35%

Years 2-30: Three-month USD LIBOR + 4.23% + 9 x (65% x Average Weekly Three-month USD LIBOR Rate MINUS Average SIFMA Index).

The difference between 65% of the Average Weekly Three-month USD LIBOR Rate and the Average SIFMA Index may be positive, zero or negative but the Base Interest Rate may not be less than zero.

Three-month USD LIBOR:	Three-month USD LIBOR two London Business Days prior to the start of the relevant Interest Period

Average Weekly Three-month USD LIBOR Rate:	For any relevant Interest Period, the arithmetic mean of the weekly three-month U.S. dollar LIBOR reported by Reuters on page “LIBOR01” (or any successor page) each Wednesday at 11:00 am (London time) during the relevant Observation Period, or if any Wednesday is not a London Business Day, the next succeeding London Business Day

Average SIFMA Index:	For any relevant Interest Period, the arithmetic mean of the weekly SIFMA Municipal Swap Index Values reported for that period by Thomson Municipal Market Data each Thursday during the relevant Observation Period, or if any Thursday is not a U.S. Government Securities Business Day, the next succeeding U.S. Government Securities Business Day

Observation Period:

•       For each June 28 interest payment: from and including March 21 to, but excluding, June 21

•       For each September 28 interest payment: from and including June 21 to, but excluding, September 21

•       For each December 28 interest payment: from and including September 21 to, but excluding, December 21

•       For each March 28 interest payment: from and including December 21 to, but excluding, March 21

Supplemental Rate:	Sum of the Excess Interest Rates for all prior Interest Periods MINUS the sum of the Excess Interest Rates that have been applied to any prior Interest Period, provided that the Interest Rate will not exceed the Interest Rate Cap

Excess Interest Rate:	x) the Interest Rate that would have been applicable to such Interest Period if the Interest Rate Cap were not in effect minus y) the Interest Rate Cap, provided that the Excess Interest Rate cannot be negative

Interest Rate Cap per annum:	The lesser of: a) 17% and b) 1.9 x (Three-month U.S. Dollar LIBOR + 0.20%)

Interest Period:	Each three-month period from and including the Issue Date or an Interest Payment Date, as applicable, to but excluding the next Interest Payment Date or Maturity Date, as applicable

Interest Payment Date:	Quarterly on each March 28, June 28, September 28 and December 28, commencing on June 28, 2007 and ending on the Maturity Date

Payment at Maturity:	For each USD 100,000 note, USD 100,000 plus accrued and unpaid interest, if any

Day Count Convention:	Actual/360

Business Day:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close

Business Day Convention:	Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products Inc.

Dealer:	Citigroup Global Markets Inc.

CUSIP Number:	1730T0CH0

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.